Filed Pursuant to Rule 433
Registration Statement No. 333-262557

AUTOCALLABLE STRATEGIC ACCELERATED REDEMPTION SECURITIES®

Autocallable Strategic Accelerated Redemption Securities® Linked to the Russell 2000® Index
Issuer	The Toronto-Dominion Bank (“TD”)
Principal Amount	$10.00 per unit
Term	Approximately five years, if not called earlier
Market Measure	The Russell 2000® Index (Bloomberg symbol: “RTY”)
Automatic Call	The notes will be called automatically if the Observation Level of the Market Measure on any of the Observation Dates is equal to or greater than the Call Level
Observation Level	The closing level of the Market Measure on any Observation Date
Observation Dates	Approximately one, two, three, four and five years from the pricing date
Call Level	100.00% of the Starting Value
Call Amounts
[$10.775 to $10.875] if called on the first Observation Date, [$11.550 to $11.750] if called on the second Observation Date, [$12.325 to $12.625] if called on the third Observation Date, [$13.100 to $13.500] if called on the fourth Observation Date and [$13.875 to $14.375] if called on the final Observation Date, each to be determined on the pricing date

Payout Profile at Maturity	If the notes are not called, 1-to-1 downside exposure to decreases in the Market Measure beyond a 15.00% decline, with up to 85.00% of your principal amount at risk
Threshold Value	85.00% of the Starting Value
Investment Considerations
This investment is designed for investors who anticipate that the Observation Level of the Market Measure on at least one of the Observation Dates will be equal to or greater than the Call Level and, in that case, are willing to have their notes called. This investment is also designed for investors who are willing to accept that their return on their investment will be capped at the applicable Call Premium, take downside risk below a threshold and forgo interim interest payments.

Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/947263/000114036123036273/brhc20056382_424b2.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
•	If your notes are not called, your investment may result in a loss; there is no guaranteed return of principal.
•
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

•	The initial estimated value of the notes on the pricing date will be less than their public offering price.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
•	If called, your return on the notes is limited to the applicable Call Premium.
•
You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

•	The notes are subject to risks associated with small-size capitalization companies.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

TD has filed a registration statement (including a product supplement and a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that TD has filed with the SEC, for more complete information about TD and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, TD, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.